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                                                                     EXHIBIT B-2

                         EXECUTIVE EMPLOYMENT AGREEMENT

  Executive Employment Agreement effective as of the first day of October, 1992, between Syntro Corporation, a Delaware corporation ("Syntro"), and Judson
D. Todd, a resident of Leawood, Kansas (the "Executive").

                                  witnesseth:

  Whereas, the Executive has been serving as President and Chief Executive Officer of Syntro and President of SyntroVet Incorporated ("SyntroVet"), a wholly-owned subsidiary of Syntro, under that certain Executive Employment Agreement dated as of May 31, 1989; and

  Whereas, Syntro desires to continue the services of the Executive as President and Chief Executive Officer of Syntro and as President of SyntroVet, and the Executive is willing to continue as such on the terms and conditions hereinafter set forth; and

  Now, Therefore, in consideration of the mutual promises and conditions contained herein, the parties hereby agree as follows:

  1. DEFINITION OF SYNTRO. For the purposes of this Agreement, unless the context otherwise requires, all reference to Syntro herein shall include both Syntro and SyntroVet.

  2. ENGAGEMENT. Syntro hereby continues the engagement of the Executive in the capacities of President and Chief Executive Officer of Syntro, and in the capacity of President of SyntroVet, and the Executive hereby accepts said engagement upon the terms and conditions hereinafter set forth.

  3. TERM. Subject to the provisions for termination hereinafter set forth, the term of this Agreement began as of October 1, 1992, and shall expire on September 30, 1995.

  4. COMPENSATION.

    (a) Salary. As base compensation for the services to be rendered hereunder, Syntro shall pay the Executive the sum of One Hundred Sixty-five Thousand ($165,000.00) Dollars per year payable in equal semi-monthly installments (payable on the 15th and the last day of each month). Said salary may be increased by Syntro on October 1 of each year, beginning October 1, 1993, to take into account the nature of the contributions to Syntro by the Executive and any other factors that may be deemed relevant by the Compensation Committee of the Board of Directors of Syntro (the "Compensation Committee").

    (b) Compensation Plans. The Executive shall be entitled to participate in any stock option plan(s), employees' stock purchase plan(s), 401(k) savings plan, retirement plans, profit sharing plans, bonus programs and deferred compensation plan(s) as Syntro may from time to time adopt upon the terms and conditions established by the Compensation Committee or the Board of Directors of Syntro.

    (c) Bonus Compensation. The Executive shall be entitled to cash bonuses during the term of his employment based upon the success of Syntro and/or the Executive in reaching certain goals and objectives as mutually determined by the Executive and the Compensation Committee, and reflected in the minutes of the Board of Directors as approved thereby.

  5. EMPLOYMENT BENEFITS. Syntro shall maintain a life insurance policy on the life of the Executive in an amount of not less than Five Hundred Thousand ($500,000.00) Dollars and the beneficiary of such policy shall be as designated from time to time by the Executive. In addition, Syntro

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shall obtain and maintain such policies of health and hospitalization and disability insurance covering the Executive as Syntro shall reasonably determine to be comparable to policies covering other senior executive officers of Syntro. The Executive shall be entitled to ten (10) days of sick leave, with full pay, per calendar year, commencing retroactively to January 1, 1992. Accrued and unused sick leave will expire as of the last day of each calendar year.

  6. VACATIONS. The Executive shall be entitled to twenty (20) business days of vacation time, at full salary, each calendar year, commencing retroactively to January 1, 1992. In the event that, at the end of any calendar year during the term of this Agreement, there shall be any vacation time of the Executive remaining unused (including vacation time accrued from prior calendar years), such accrued and unused vacation time shall be accumulated with previously accrued but unused vacation time (including up to thirty (30) days of vacation time accrued and unused prior to January 1, 1992) and carried forward into the succeeding and future calendar years. Notwithstanding the accumulation of accrued and unused vacation time, the Executive shall not be entitled to use more than thirty (30) business days of vacation time in any calendar year without the prior consent of the Chairman of the Board of Syntro. Vacation time shall be deemed to be used in the reverse chronological order in which it has accrued so that current year vacation time is used before accrued but unused vacation time is used. The Executive shall be entitled to such additional vacation time, without pay, as he and the Chairman of the Board of Syntro shall from time to time agree. Accrued and unused vacation time, not to exceed sixty
(60) days in total, shall be paid to the Executive on the last day of his employment.

  7. DUTIES, UNDERSTANDINGS AND EXPECTATIONS. During the term of this Agreement, the Executive shall devote full time and efforts to the business affairs of Syntro, shall perform such services as are consistent with his position and as are from time to time mutually agreed upon by the parties hereto, and shall use his best efforts to promote the interests of Syntro. Without limiting the foregoing, the Executive's duties shall include exercising the general powers and duties of supervision and management of Syntro usually vested in the president and chief executive officer of a corporation. It is expressly understood that the Executive's primary mission is to enhance the growth and value of Syntro through sound management of its assets, including, without limitation, its personnel, facilities and capital for product-related research, development, registration, manufacturing and marketing.

  8. WORKING FACILITIES. The Executive shall be furnished, at the cost of Syntro, with office space, clerical help and such other facilities, supplies and services as are deemed appropriate by Syntro as suitable to the Executive's position and adequate for the performance of his duties hereunder.

  9. EXPENSES. Syntro shall reimburse the Executive for all reasonable and necessary costs and expenses incurred by him in connection with the performance of his duties hereunder upon the presentation by the Executive from time to time of itemized accounts of such expenditures. Syntro shall reimburse the Executive for all business-related travel and entertainment expenses incurred by him.

  10. TERMINATION.

  (a) Events of Termination. This Agreement and the Executive's employment with Syntro may be terminated:

    (1) at any time by mutual consent of Syntro and the Executive; or

    (2) by Syntro for Executive Cause (as hereinafter defined) upon written notice to the Executive; or

    (3) by Syntro without Executive Cause upon 30 days prior written notice to the Executive;

    (4) by the Executive for Syntro Cause (as hereinafter defined); or

    (5) by the Executive without Syntro Cause upon not less than 30 days prior written notice to Syntro.

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  (b) Definition of Cause. For purposes of this Agreement, termination of the
Executive by Syntro shall be deemed to be for "Executive Cause" if the Board of Directors of Syntro shall have determined in good faith that the Executive has:

    (1) willfully neglected his normal and material duties hereunder;

    (2) willfully breached any of the material covenants contained herein;

    (3) wrongfully converted funds or property of Syntro;

    (4) made any unauthorized disclosure of any trade secrets, patents, trademarks, copyrights or other proprietary business information owned or developed by or on behalf of Syntro, its successors or assigns; or

    (5) been arrested and arraigned for a crime involving moral turpitude.

  For purposes of this Agreement, termination by the Executive shall be deemed for "Syntro Cause" if the Executive shall have terminated his employment with Syntro due to:

    (x) the assignment to the Executive of duties not consistent with that of President or Chief Executive Officer;

    (y) a reduction in salary or discontinuance of any bonus plan now in effect in which the Executive may participate; or

    (z) a change in the geographic location of where the Executive's position is primarily based in excess of fifty (50) miles from Lenexa, Kansas.

  11. SEVERANCE BENEFITS FROM SYNTRO.

  (a) Benefits/Accrual. To induce the Executive to continue to serve Syntro and SyntroVet in his present capacities, Syntro shall provide the Executive with severance benefits as set forth below, unless he is terminated for Executive Cause. The Executive shall be paid severance benefits as set forth in Section 12(c) ("Severance Benefits") upon the following conditions:

    (1) the termination of his employment with Syntro pursuant to Section 10(a)(1), (3) or (4); or

    (2) Within one (1) year after there has occurred a "change in control" (as hereinafter defined) the Executive has terminated his employment due to a Syntro Cause, or the Executive's employment is terminated by Syntro or its successor in interest for any reason other than Executive Cause.

  (b) Definition of Change of Control. A "change of control" shall have occurred if (i) any person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) that presently owns 50% or less of the outstanding shares of Syntro Common Stock becomes the beneficial owner (as defined in Rule 13(d)-3 of the Exchange Act) of a total of more than 50% of the outstanding shares of Syntro's Common Stock, or (ii) Syntro shall have sold all or substantially all of its assets.

  (c) Description of Severance Benefits. Severance Benefits for the Executive shall be as follows:

    (1) a lump-sum payment of one (1) year's compensation based on the total annual rate of base compensation for the Executive in effect prior to the date of termination or change of control; and

    (2) retention of all other employee benefits for a period of one (1) year. These benefits shall include, but not be limited to, all health, accident, and disability plans, as well as any life insurance plans, provided by or through Syntro.

  (d) Time of Paying Severance Benefits. The Severance Benefits described in
Section 11(c)(1) shall be payable by Syntro or its successor in interest to the Executive on the last day of the Executive's employment. The Executive shall not be required to mitigate the amount of severance benefit by

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seeking other employment and none of these payments may be reduced by any future salary the Executive may earn.

  12. ARBITRATION. Except as otherwise specifically provided herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Kansas City, Kansas, in accordance with the rules of the American Arbitration Association then obtaining, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof.

  13. NOTICES. Any notice or other communication required or permitted to be transmitted under this Agreement shall be in writing and personally delivered (by commercial courier or otherwise) or mailed, return receipt requested, postage prepaid, addressed to the parties hereto at their addresses indicated below, or at such other addresses as may be hereafter designated by a party by notice delivered in accordance herewith. Any notice delivered personally shall be effective on the day of delivery; any notice mailed, as aforesaid, shall be effective on the second day following posting.

  14. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

  15. ASSIGNMENT. The rights and obligations of Syntro under this Agreement shall inure to the benefit of, and shall be binding upon, Syntro and its successors and assigns.

  16. CAPTIONS. Captions are used herein for purposes of convenience only and shall not be used for purposes of interpreting the meaning of any provision.

  17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be deemed originals and together shall constitute one and the same instrument.

  18. ENTIRE AGREEMENT. This instrument contains the entire agreement between the parties. It supersedes any and all other agreements and understandings of or by the parties with respect to the subject matter hereof. It may not be changed orally, but only by agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

  In Witness Whereof, this Agreement is effective as of the day and year first above written.

                                          Syntro:

                                          Syntro Corporation
                                          9669 Lackman Road
                                          Lenexa, Kansas 66219

                                                  /s/ Stephen O'Neil
                                          By: _________________________________
                                                      Stephen O'Neil
                                                   Chairman of the Board

                                          Executive:

                                                    /s/ Judson D. Todd
                                          -------------------------------------
                                                      Judson D. Todd
                                                    13920 Kenneth Road
                                                   Leawood, Kansas 66224

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                                AMENDMENT NO. 1
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

  This Amendment No. 1 to Executive Employment Agreement is made and entered into as of the first day of April, 1995 to amend that certain Executive Employment Agreement effective as of the first day of October, 1992 by and between Syntro Corporation, a Delaware corporation ("Syntro"), and Judson D. Todd, a resident of Leawood, Kansas (the "Executive").

                                   WITNESSETH

  Whereas, the Executive has been serving as President and Chief Executive Officer of Syntro and as an officer of SyntroVet Incorporated ("SyntroVet"), a wholly-owned subsidiary of Syntro, under that certain Executive Employment Agreement effective as of the first day of October, 1992 (the "1992 Agreement"); and

  Whereas, the term of the 1992 Agreement is scheduled to expire on September 30, 1995; and

  Whereas, Syntro desires to extend the term of the 1992 Agreement and thereby continue the services of the Executive, and the Executive is willing to extend the term of the 1992 Agreement and continue his services to Syntro and SyntroVet through and including September 30, 1996 on the terms and conditions of the 1992 Agreement; and

  Now, Therefore, in consideration of the mutual promises and conditions contained herein, the parties hereby agree as follows:

A. Section 2 of the 1992 Agreement is hereby amended to change the reference to President of SyntroVet to Chairman of SyntroVet.

B. Section 3 of the 1992 Agreement is hereby amended to change the reference to September 30, 1995 to September 30, 1996.

C. The 1992 Agreement, as amended hereby, shall continue unchanged and in full force and effect.

  In Witness Whereof, this Amendment No. 1 to Executive Employment Agreement is effective as of the day and year first above written.

Syntro Corporation                      Executive:
9669 Lackman Road
Lenexa, Kansas 66219

     /s/ Russell T. Stern, Jr.
By: _________________________________

                                                 /s/ Judson D. Todd
_____________________________________   _____________________________________
         Chairman of the Board                       Judson D. Todd
                                                   13920 Kenneth Road
                                                  Leawood, Kansas 66224

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                                AMENDMENT NO. 2
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

  This Amendment No. 2 to Executive Employment Agreement is made and entered into as of the 16th day of May, 1995 to amend that certain Executive Employment Agreement effective as of the first day of October, 1992 by and between SYNTRO CORPORATION, a Delaware corporation ("Syntro"), and JUDSON D. TODD, a resident of Leawood, Kansas (the "Executive"), as amended by Amendment No. 1 dated as of April 1, 1995 (as so amended, the "1992 Agreement").

                                  witnesseth:

  Whereas, the term of the 1992 Agreement is scheduled to expire on September 30, 1996; and

  Whereas, Syntro desires to extend the term of the 1992 Agreement so as to be coterminous with executive employment agreements with other executives of Syntro, and the Executive is willing to extend the term of the 1992 Agreement and continue his services to Syntro and SyntroVet, through and including February 28, 1997 on the terms and conditions of the 1992 Agreement; and

  Now, Therefore, in consideration of the mutual promises and conditions contained herein, the parties hereby agree as follows:

A. Section 3 of the 1992 Agreement (as amended by Paragraph B of Amendment No.
   1) is hereby amended to change the reference of "September 30, 1996" to "February 28, 1997."

B.The 1992 Agreement, as amended hereby, shall continue in full force and effect.

  In Witness Whereof, this Amendment No. 2 to Executive Employment Agreement is effective as of the day and year first above written.

Syntro Corporation                        Executive:
9669 Lackman Road
Lenexa, Kansas 66219

     /s/ Russell T. Stern, Jr.                   /s/ Judson D. Todd
By: _________________________________     _____________________________________
        Russell T. Stern, Jr.,                       Judson D. Todd
         Chairman of the Board                     13920 Kenneth Road
                                                  Leawood, Kansas 66224

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